Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q1 2010 Casey’s General Stores Earnings Conference Call

Event Date/Time: Sep 09, 2009 / 02:30PM GMT

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores—CFO

CONFERENCE CALL PARTICIPANTS

Ivy Jack

Barclays—Analyst

Ben Brownloe

Morgan Keegan—Analyst

Alex Bison

North Coast Research—Analyst

Karen Short

BMO Capital Markets—Analyst

Anthony Lebiedzinski

Sidoti and Company—Analyst

Mike Smith

Kansas City Capital—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Casey’s General Stores earnings conference call. My name is Jenata and I will be your operator for today. (Operator Instructions) As a reminder this conference is being recorded for replay purposes.

I would now like to turn the call over to Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper—Casey’s General Stores—CFO

Thank you. Good morning. Thank you for joining us to discuss Casey’s results for first quarter fiscal 2010, ended July 31st. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer is also here. Hope all of you had an opportunity to see the press release. If you haven’t, please let me know lined make sure a copy is forwarded to you.

Before I began, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2009 annual report such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise. I will take a few minutes to summarize the quarter and then open for questions.

As most of you have seen the company had a strong first quarter with earnings per share of $0.87 compared to $0.57 a year ago. This strong performance was anchored by a near record gas margin, margin improvement inside our stores, and solid sales across all categories. In all three months of this quarter we experienced gas margin significantly ahead of our annual goal of $0.11 per gallon. As a result, our gas margin for the quarter was $0.157 per gallon. During the quarter the average retail price of gas was down nearly 38% to $2.35 per gallon compared to $3.70 a gallon a year ago. The lower retail price combined with softer comparisons from a year ago resulted in same store gallons up 3.2%. Total gallons sold were up 5.5% to 335.8 million gallons. Gross profit in this category was up slightly to $52.7 million.

Over the course of the last two fiscal years, we have experienced a very favorable gas margin environment. Retailers in our market area have been much more responsive to upward movement in wholesale costs, which has mitigated the negative impact on our gas margins during a time

FINAL TRANSCRIPT

when gas margins have traditionally come under pressure. At the same time, due to increased volatility in this area, we believe retailers have become more hesitant to move prices downward when there are decreases in wholesale costs. With this in mind, indeed out of the last nine quarters our gasoline margin has been above $0.12 per gallon.

The gasoline margin environment in August continues to be above goal with positive same-store gallon movement.

Despite having one of the coolest summers on record the grocery and general merchandise category still experienced solid gains. Total sales increased 8.4% to $297.4 million. Same-store sales were up 6.4%. At the same time we were able to grow sales, we were also able to increase the margin 30 basis points to 34.3%. With this in mind gross profit rose 9.2% to $102 million. The margin improvement primarily was attributable to cigarettes related to increased profitability as a result of the federal excise tax increase that went into effect April 1st. Gross profit dollars in the cigarette area increased approximately $5.5 million during this first quarter compared to the same quarter a year ago.

We are pleased with the gains in the grocery and other merchandise category especially due to the difficult comparisons from last year, adverse weather and a more challenging economy. Overall total gross profit increased nearly 12%. In August sales continue to be impacted by cooler weather and a shift in the Labor Day holiday weekend from August a year ago to September this year.

The prepared food and fountain category continues to perform very well. Total sales were up 11.1% to $95.2 million. Same-store sales were up 6.6%. Same-store sales increase was on top of a 12.3% increase a year ago which makes the performance even more impressive. The increase was driven by continued emphasis on having the right product available at the right time of day, strategic price increases and expansion in our coffee and fountain offerings. We also continued to benefit from the lower cost of cheese which we have locked in through October. The prepared food margin was up about 330 basis points to 63.8%. We should continue to experience strong margin gains next quarter. Gross profit dollars in the quarter were up 17% and August sales continued to be positive.

Operating expenses in the quarter were down 0.3%. We continue to benefit from a lower gasoline cost environment that I mentioned previously. Credit card fees were down about 18.3% or $3 million. And fuel expense was down over 44% or about $1.8 million. Also, the comparable year period from a year ago had a $2.6 million dollar impairment charge related to several stores that were damaged by the significant flooding in the upper Midwest. Our balance sheet continues to be strong. At the end of the quarter cash and cash equivalents were about $170.8 million up from $145.7 million at fiscal year end and shareholders equity rose to $762 million, up nearly $41 million from the end of fiscal year. We continue to pay down debt, long-term debt net of current maturities was down $11.6 million to $156.2 million. At the end of the quarter average long-term debt included current portion, the average total cap ration was about 21%.

On income statement total revenue was down 24.2% to $1.2 billion due to a 38% decrease in gasoline prices from last year offset by solid sales increases in the categories mentioned previously. The effective tax rate was 34.2%. The tax rate is down primarily due to the expiration of certain statute of limitations for unrecognized tax benefits related to prior worker opportunity tax credit claimed of approximately $2.2 million. The number of basic shares outstanding in the quarter was 50,863,579. The diluted share count was 50,996,302. We generated $74.5 million of cash flow from operations up from $61.5 million a year ago, and capital expenditures were about $31.4 million. We expect capital expenditures to increase in the upcoming quarters as we anticipate closing on acquisition and accelerating new store construction. This quarter we opened five new store constructions and completed five replacements. Pending any unforeseen issues we should complete approximately 20 to 25 new store constructions this fiscal year. We currently have eight new stores under construction and 13 replacement stores under construction.

We anticipate that the remaining balance of our unit growth in relation to our goal will be through acquisitions. Even though we did not close on any acquisitions during the first quarter, we remain optimistic about opportunities available. Our store count at the end of the quarter was 1,483. That completes my review for the quarter. We’ll now take your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Your first question comes from the line of Ivy Jack with Barclays. Please proceed.

Ivy Jack—Barclays—Analyst

FINAL TRANSCRIPT

Thanks. Quick question, Bill. On the last call you mentioned that you had 15 oral agreements with respect to acquisitions and that it included one mid-size chain and some smaller chains.

Bill Walljasper—Casey’s General Stores—CFO

That’s correct.

Ivy Jack—Barclays—Analyst

I think you said you didn’t close any this quarter but can you give us an update how it looks and when you might expect some to close over the next few quarters?

Bill Walljasper—Casey’s General Stores—CFO

I would say over the next several quarters, we should start closing on some of these. Some of these have a tendency to take a little longer to close. Even though we appear to have an oral agreement, you have to get it to the written agreement process. From that point there’s still due diligence with respect to drilling the site with respect to environmental issues. So it does have a little bit of a tail associated with it. Some of the oral agreements that I mentioned in the prior conference call, a few of those did slide out of the mix, but we’re still optimistic with respect to our annual goal of 4% unit growth.

Ivy Jack—Barclays—Analyst

Okay. Also, in terms of can you give us some kind of color or clarity in terms of fountain machines, kind of the gross profit dollar contribution versus, say, bottled beverages? Because you said this quarter you replaced fountain machines in 200 to 300 stores, just to get a sense of what kind of impact that’s also having on the grocery margins.

Bill Walljasper—Casey’s General Stores—CFO

It’s a couple things, actually. It’s not only on the fountain side but also on the coffee side. In the first quarter thus far we actually rolled out 350 to 375 more iced coffee machines. We now have about 975 iced coffee machines out in our stores, looking to continue that process over the next three-quarters of this fiscal year. We rolled out about 60 10-head fountain machines to replace some older six-head fountain machines. We’ll probably do about that same on a per quarter basis for the remainder of the fiscal year. We haven’t really given out any specific metrics on the gross profit contribution with respect to fountain, but I can tell you that when we roll out a 10-head machine with a six-head machine we typically somewhere in the 30% to 40% revenue lift in the fountain area.

Ivy Jack—Barclays—Analyst

Okay. Thank you.

Bill Walljasper—Casey’s General Stores—CFO

You bet.

Operator

Your next question comes from the line of Ben Brownloe with Morgan Keegan.

Ben Brownloe—Morgan Keegan—Analyst

FINAL TRANSCRIPT

Good morning. Congrats on the good quarter, too. The responsive pricing environment that you commented on, how long do you think that is sustainable?

Bill Walljasper—Casey’s General Stores—CFO

Well, it’s a tough question to arrangements Ben. I can tell that you over the last two years we have seen that environment. Eight out of the last nine quarters, as I mentioned in the opening comments, we’ve actually seen a margin over $0.12. The quarter that we didn’t see was somewhat of an anomaly. If you recall last roughly October, we had a very sharp drop in wholesale costs and retail. That was the particular quarter we did not exceed the $0.12. How far it will last and whether it’s sustainable, I would hesitate to even try to make a guess on that. But certainly we are seeing for the last two years where as I mentioned when wholesale costs rise the retail environment is very quick to make movements upward in response to that. Consequently we’re very in tune with our competitive landscape. So we are making similar adjustments as we monitor the competitive landscape surrounding a store.

The other part of it is equally as productive for us, though, Ben. When we see a wholesale costs come down, we believe the retailers certainly are hose tapet or reluctant to move down with that, simply because there has been increased volatility over the last couple years relative to the last 20, and they know that maybe in the next day or two that wholesale costs may jump back up. So in both situations, we’re seeing a benefit on the margin side is and we’re hopeful that will continue.

Ben Brownloe—Morgan Keegan—Analyst

Great. The cigarette gross profit gains that you talked about, do you think that is more due to a trade-down effect, or do you think that’s more of the fair trade states?

Bill Walljasper—Casey’s General Stores—CFO

It more has to do with the fair trade states. Half of our stores are locate in fair trade states, the other in non fair trade states. So in those states that we operate that do after state minimum certainly we’re seeing a benefit when that is applied to a higher retail obviously with the increased tax. We also are seeing a benefit in gross profit dollars. We’re also seeing a shift in the pack to carton distribution. Right now, at least in the first quarter, about 70% to 71% of the cigarettes sold are packs versus cartons. A year ago that was about 65% to 66%. So that certainly is helping on the margin side of the equation. And it actually will eventually help on the gross profit dollar side because people will buy two or three packs, have their normal smoking routine, come back, buy two or three more packs, then come back and buy two or three more packs. And at the end of the day there’s probably a higher gross profit dollar associated with those transactions than there would have been with respect to them just buying a carton. So we are seeing a benefit from the federal excise tax. As I mentioned, a $5.5 million gross profit increase in Q1. Certainly should see a benefit in the next several is quarters until we cycle through this.

Ben Brownloe—Morgan Keegan—Analyst

Ok, great. And those states that are non-fair trade you’re seeing more competitive pricing on cigarettes?

Bill Walljasper—Casey’s General Stores—CFO

It’s in pockets. We actually have gone through an analysis and looked at fair trade versus non-fair trade state to see kind of what the dynamics of the cigarette category. We have not seen an extremely competitive marketplace with respect to our nonfair trade states. We are still seeing a very solid margin in those. You are not seeing a lot of people chase volume. Again, there will be pockets where that happens, but overall we haven’t see that. So again that would be to our benefit as well.

Ben Brownloe—Morgan Keegan—Analyst

Ok, just one last question for me. And I hate to ask you to speculate too much, but how much do you think the beer and beverages were a drag to the grocery comps and the margins?

FINAL TRANSCRIPT

Bill Walljasper—Casey’s General Stores—CFO

Well, I can tell you that the beer and beverages were both negatively recently on a same-store sales basis. What we’re seeing, and it would be hard for me to give you that number, but I can tell you this to maybe to provide a little bit more color. We’re seeing negative movement due to the cooler weather in the beverage category and the beer category. Also in the beer, there is a trade-down phenomenon happening that is affecting the margin. You are seeing as a result people go from the premium brands to the popular brands, and they’re buying more bulk packaging than they would be normally. Those carry a lower margin than the smaller packaging. So that definitely is a drag. And just to remind you on, and everybody that the majority of Labor Day weekend did fall in August last year versus September this year. That certainly is a pull-back with respect to August same-store sales across all lines this particular August.

Ben Brownloe—Morgan Keegan—Analyst

Great, thank you very much.

Operator

Your next question comes from the line of Alex Bison with North Coast Research.

Alex Bison—North Coast Research—Analyst

Good morning, Bill.

Bill Walljasper—Casey’s General Stores—CFO

Hi, Alex.

Alex Bison—North Coast Research—Analyst

Couple questions for you. I was wondering if could you just mention or discuss traffic in the quarter.

Bill Walljasper—Casey’s General Stores—CFO

Customer count?

Alex Bison—North Coast Research—Analyst

Yes.

Bill Walljasper—Casey’s General Stores—CFO

Customer count actually — actually, Alex, customer count has been slightly negative ever since October last fall. That’s when we had that very sharp drop in retail prices to correspond with that very sharp drop in wholesale costs. What happened at that point, you saw the average gallon per transaction increase significantly. And on a comparative basis period over period you’re still seeing that differential. So consequently when people come to our stores to purchase gasoline they’re filling up more gallons in their tank than they had been so there’s one less reason to come back as frequent. So it has been tracking slightly negative for some time. I don’t believe that had anything to do with any market share loss. I think that be would be reflective in same-store sales, and it certainly hasn’t been since then.

Alex Bison—North Coast Research—Analyst

FINAL TRANSCRIPT

What about just in-store traffic?

Bill Walljasper—Casey’s General Stores—CFO

In-store traffic I think is certainly, it’s really, we base it by transactions. We have a guy that would clear a gas transaction at the pump come in to purchase a cup of coffee that would register as two transactions. So it’s a little bit harder to quantify. I think if we had some tragic inside the store drop significantly, it would be reflect in our same-store sales. Now the cooler weather, I would say, certainly would affect some traffic in parts of our areas, especially the resort areas. Obviously people not going out as much, and maybe not having a need as much for some of the more seasonal aspects, like beer and beverages and ice. That certainly would play into it.

Alex Bison—North Coast Research—Analyst

All right. If my memory serves me, I believe you’re paying about $1.68 for cheese. Where do you think cheese costs would be in the spot market?

Bill Walljasper—Casey’s General Stores—CFO

They’re right about $1.40. Futures would be significant higher than that, more like about $1.65. That doesn’t necessarily include the processing and freight. When we talk about $1.68, that’s an all-in cost for us. That’s the product, that’s the processing to get fought a shredded product and the freight as well.

Alex Bison—North Coast Research—Analyst

Okay. And I guess just one final one about acquisitions. Certainly strong gasoline profitability over the last couple quarters. And I was just wondering, in response to the strong gasoline profitability, if you could discuss seller’s expectations and how sellers expectations have been trending.

Bill Walljasper—Casey’s General Stores—CFO

Actually, starting last fiscal year, we did see seller expectations starting to come in line a little bit more with what our expectations would be. And so I think that that gap is narrowing, but certainly there could be a disconnect because of the continued high gasoline margin environment. But at some point, Alex this is a sustainable environment, I think everything will be realigned, having that in mind. So we’re still optimistic. We’re certainly positioned very well. We have plenty of cash. We have the ability to go out and raise capital very quickly to take advantage of opportunities. We still think there’s going to be those opportunities out there. So the gap is narrowing, and we’re certainly hopeful.

Alex Bison—North Coast Research—Analyst

All right. Best of luck and thank you.

Bill Walljasper—Casey’s General Stores—CFO

Thanks, Alex.

Operator

Your next question comes from the line of Karen Short with BMO Capital Markets. Please proceed.

Karen Short—BMO Capital Markets—Analyst

FINAL TRANSCRIPT

Hey, congratulations.

Bill Walljasper—Casey’s General Stores—CFO

Thanks, Karen.

Karen Short—BMO Capital Markets—Analyst

Couple of housekeeping. First, tax rate going forward. Is 34% the rate we should be thinking about?

Bill Walljasper—Casey’s General Stores—CFO

No, I would not think about rate. I would think about more 37% to 37.5% on a go forward basis.

Karen Short—BMO Capital Markets—Analyst

I don’t know if you gave it when you talked about credit card. What’s the utilization now on credit cards this year versus last year?

Bill Walljasper—Casey’s General Stores—CFO

Right now, seems like we have plateaued about half of our sales. When I say sales, the revenue is made on credit cards. That would be down from last year a little bit. But probably more significant is the actual credit card transactions. They were up about 8% in the quarter relative to the first quarter a year ago. As you may recall that was trending more in the 25% to 30% increases probably over the last three years. So it has slowed significantly. We seem to be kind of falling into about half of our sales, credit card, half cash.

Karen Short—BMO Capital Markets—Analyst

I’m sorry, as percent of transactions?

Bill Walljasper—Casey’s General Stores—CFO

As a percent of the revenue.

Karen Short—BMO Capital Markets—Analyst

Right. But what percent of transactions?

Bill Walljasper—Casey’s General Stores—CFO

About the same.

Karen Short—BMO Capital Markets—Analyst

Okay. And then just looking to tobacco, what would tobacco be, what was it in the quarter as a percent of in-store sales? Do you know that number this year?

Bill Walljasper—Casey’s General Stores—CFO

FINAL TRANSCRIPT

It’s actually about 40% of the grocery and general merchandise category.

Karen Short—BMO Capital Markets—Analyst

And it was—that’s flat year-over-year?

Bill Walljasper—Casey’s General Stores—CFO

It’s up a little bit, as you would expect with higher revenue. Used to be tracking 37%, 38% of the grocery and general merchandise. So overall it’s tracking roughly about 10%, right about 10%, 11% of total revenue, but that fluctuates obviously with gasoline.

Karen Short—BMO Capital Markets—Analyst

Right. Okay. I was wondering if could you talk a little bit more about the subway program. How many stores you have it in now and some additional color on how it’s working.

Bill Walljasper—Casey’s General Stores—CFO

We have it in roughly 65 to 70 locations. I can tell you—we haven’t given any metrics out because it’s still very young. The first one we actually opened up was back in September. So as we head into the second quarter, start cycling some of these, on a year-over-year basis. We’ll certainly start providing more data to the investment community, but I can tell you that we are very pleased with the results that we are seeing in that area. And everything we’ve seen thus far certainly gives us the confidence that it’s a program that’s going to be a sustainable program for us. Maybe not in all of our stores, Karen, but certainly in a good portion of our stores.

Karen Short—BMO Capital Markets—Analyst

And when you factor in shrink associated with learning curves and things like that and additional labor, would you still feel good about it?

Bill Walljasper—Casey’s General Stores—CFO

Very viable factors as we try and find our way with respect to labor, with this new program and stale fact with this new program. As we get better and better at running this program I think will you continue to see the rollout. All the stores that we build current and replace that have program.

Karen Short—BMO Capital Markets—Analyst

Okay. I guess then just switching back, can you maybe talk a little bit—I don’t know if you can give more color on the return profile of your larger stores. On that note, given the environment, you did comment that you were noticing a slight change in behavior. Is there a little more risk to rolling out a slightly larger store profile?

Bill Walljasper—Casey’s General Stores—CFO

We don’t believe so at this point. Nothing that we see in the preliminary results of those larger format stores would gives pause to say that perhaps we should pull back that particular design. I think it’s really for us making sure—and that design is not going to work everywhere, either, Karen. So certainly we are looking to the communities where we think that design is going to fit the best, not only on new store construction but on replacement stores as well. So nothing would give us pause on that. As far as the return goes, again, nothing would give us pause that would say that it’s not going to get to the returns that we anticipate to offset the additional costs. But again, we have not even cycled a fill year of the business with one of those new stores. So I would hesitate to give new information out at this point.

FINAL TRANSCRIPT

Karen Short—BMO Capital Markets—Analyst

Okay, great, thanks.

Bill Walljasper—Casey’s General Stores—CFO

Thanks, Karen.

Operator

Your next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed.

Anthony Lebiedzinski—Sidoti and Company—Analyst

Good morning. A few questions here. Can you talk about the cigarettes and the margin difference that you’re seeing between your fair trade states and non-fair trade states?

Bill Walljasper—Casey’s General Stores—CFO

I can talk a little bit about that, Anthony. We’ve never really dwelled into this in great detail, but when we look at the breakout of fair trade states and non-fair trade state, we’re trying to look for a correlation in our non-fair trade states that perhaps the margins in those states were significantly lower than what they had been in relation to the fair trade states. We have really not seen that correlation. So basically, after the federal excise tax went into effect, we’ve been able to maintain margin and actually grow margin in nearly all of the states that we operate. So that tells me that we don’t have an extremely competitive environment with respect to people chasing volume out there on the packs in our non-fair trade states. So we have not seen a significant differential in that correlation, since that went into effect, which is why we’re seeing such a large increase in gross profit dollars within that area.

Anthony Lebiedzinski—Sidoti and Company—Analyst

Ok, and as far as the prepared food segment, are you looking to lock in cheese prices beyond October. And also, could you remind what you say your cheese costs were for Q2, Q3, and Q4 fiscal 2009?

Bill Walljasper—Casey’s General Stores—CFO

Certainly. The answer the first part of that question, Anthony, we are always looking for opportunities to lock in the cost of cheese. Right now we don’t think there’s an opportunity to do. That we still believe there’s plenty of inventory of the product. We’ll be looking at that more aggressively come October. The future, still relatively high. And for us to lock in, obviously we have to have a supply of that product as well. So always looking to do that. As far as future costs for comparable purposes, Q2 of last year, the average cost of cheese was $2.10 per pound. Q3 was $1.79 per pound. And then Q4 was $1.68 per pound. So we still have some favorable comparisons and have tail winds there, certainly are optimistic we should have some margin expansion in the prepared food category.

Anthony Lebiedzinski—Sidoti and Company—Analyst

Ok, thank you so much.

Bill Walljasper—Casey’s General Stores—CFO

Thanks, Anthony.

FINAL TRANSCRIPT

Operator

(Operator Instructions) Your next question comes from the line of Mike Smith with Kansas City Capital. Please proceed.

Mike Smith—Kansas City Capital—Analyst

Good morning.

Bill Walljasper—Casey’s General Stores—CFO

Hey, Mike, how are you?

Mike Smith—Kansas City Capital—Analyst

Super.

Bill Walljasper—Casey’s General Stores—CFO

Great.

Mike Smith—Kansas City Capital—Analyst

Okay, the tax rate hasn’t changed for the year. Is that a one-time special credit this quarter?

Bill Walljasper—Casey’s General Stores—CFO

Yes, we have numerous tax credits that flow. This happens to be a workers opportunity tax credit. You hire certain individuals that fall into the program. We would receive tax credits in relationship to that. Sometimes that program goes into what I call a hiatus period that needs to be renewed. We still process the tax credits but can’t necessarily apply those through the financials until the program actually is renewed. And then the IRS would have to add a couple of years to look at that. That statute fell off in June, I believe, and certainly had that $2.2 million tax credit flow through. That would be about adds $0.04 number on the quarter.

Mike Smith—Kansas City Capital—Analyst

How much have you raised the prices of pizza, donuts and your prepared foods?

Bill Walljasper—Casey’s General Stores—CFO

We started raising a couple years ago with respect to prepared food category. As you might recall, commodity prices certainly started to rise back fiscal 2008, and carried into fiscal 2009. Not only were commodity prices rising, but we also started seeing diesel fuel surcharges on some of the freight of that product. So to offset some of those pressures, we did start taking some price increases.

The pizza was probably the biggest bang for your buck. We’ve actually increased that over the last two and a half fiscal years, a total of $2 for a single large topping pizza. Then some of the other product we would have raised as well, like in the coffee category, donuts. Certainly we look at that at all times to see whether or not strategic price increases are a viable option for us. We do competitive pricing surveys within this category on monthly basis. I receive those monthly. So we’re very in tune with our market area as to where those prices are.

Mike Smith—Kansas City Capital—Analyst

FINAL TRANSCRIPT

Okay. I have one last thing, but I lost my train of thought. Thank you very much, Bill.

Bill Walljasper—Casey’s General Stores—CFO

You bet, Mike.

Operator

We have a follow-up question from the line of Karen Short with BMO Capital Markets. Please proceed.

Karen Short—BMO Capital Markets—Analyst

Hey, thanks. Just a follow-up. You said your prepared food margin obviously this quarter benefited from the cheese hedge but also price increases. I calculated the cheese was about 200 basis points benefit. Is that about right?

Bill Walljasper—Casey’s General Stores—CFO

That’s pretty close.

Karen Short—BMO Capital Markets—Analyst

Okay. And then so when do you cycle the rest—when do you cycle the price increases?

Bill Walljasper—Casey’s General Stores—CFO

Cycle the price increase this October.

Karen Short—BMO Capital Markets—Analyst

Sorry, your price—sorry, your price increases on pizza.

Bill Walljasper—Casey’s General Stores—CFO

No, there’s no price increase on pizza. The only price increase that we’re getting benefit from currently is the price increase we took last October in our fountain area.

Karen Short—BMO Capital Markets—Analyst

So after that we cycle everything.

Bill Walljasper—Casey’s General Stores—CFO

Correct.

Karen Short—BMO Capital Markets—Analyst

Thanks.

FINAL TRANSCRIPT

Bill Walljasper—Casey’s General Stores—CFO

You bet.

Operator

We have a follow-up question from the line of Ivy Jack with Barclays. Please proceed.

Ivy Jack—Barclays—Analyst

Yes, Bill, you mentioned earlier in the call that you certainly are benefiting from your competitors being a little bit more responsive to wholesale gas prices. I don’t know if you can, but can you help us reconcile the fact that you see kind of smaller independents being more responsive to gas prices but at the same time there’s still kind of a hesitancy to want to exit the business?

Bill Walljasper—Casey’s General Stores—CFO

Well, there’s a couple things there, Ivy. You are exactly right. We have seen over the last two fiscal years higher than historical gas margins. Our gas pricing philosophy hasn’t changed in the last two years, nor has it changed in the last 20 years. We certainly try to figure out who our competition is for any specific store. I think we’ll check that gas price accordingly throughout the day and make adjustments. We are seeing a responsiveness, a more responsive environment from our retailers to offset several is things.

First of all, increased utilization over the last two to three years in credit cards has put a little bit of pressure on the fee structure, operating expenses for operators. It has for us and has for the smaller operators. Also, over the last couple years, the dynamics of the economic environment has changed which puts pressure on the working capital as well. So you’re looking, retailers are looking to offset those two areas. The low hanging fruit or the quickest way to do that is in the gas margin. So I believe that’s what’s happening with respect to the retail environment in our market area at least. But nevertheless, offsetting it and then some, looking at a higher net margin. So consequently there’s still a little bit of disconnect with respect to expectations to buy their business. I think that will start to shrink even more as we head into this fiscal year. We started seeing that probably about midway through last fiscal year, and we’re starting to see come in line. We do have a lot of what I will say acquisitions we’re reviewing in the pipeline. So more than we’ve seen in the past. Not all of it will come to fruition. Not all of them will come to oral agreements or written agreements. But certainly we’re encouraged by the activity that we’re seeing.

Ivy Jack—Barclays—Analyst

Thanks.

Bill Walljasper—Casey’s General Stores—CFO

You bet, Ivy.

Operator

We have a follow-up question from the line of Mike Smith with Kansas City Capital. Please proceed.

Mike Smith—Kansas City Capital—Analyst

Thank you. Bill, I was just wondering if you could give us or quantify how many acquisitions you’re in touch with that you’ve got verbal agreements, roughly.

Bill Walljasper—Casey’s General Stores—CFO

FINAL TRANSCRIPT

With respect to oral agreements, we’re roughly about 10 currently. Certainly we have considerably more than that, what I will call under negotiations—

Mike Smith—Kansas City Capital—Analyst

Is that 10 stores or 10 agreements?

Bill Walljasper—Casey’s General Stores—CFO

I’m sorry?

Mike Smith—Kansas City Capital—Analyst

Was that 10 stores or 10 agreements?

Bill Walljasper—Casey’s General Stores—CFO

10 stores. Certainly we have considerably more than that under negotiation that we have actually had some sharing of financial information and we’re looking to come to a financial agreement. Then certainly quite a bit more than that under review, which means that we’re in the due diligence process. And certainly these stores have shown an interest in discussing and sharing information with respect to the potential sale of their business.

Mike Smith—Kansas City Capital—Analyst

Thanks.

Bill Walljasper—Casey’s General Stores—CFO

You bet.

Operator

At this time, there are no further questions. I would now like to turn the call back over to Bill Walljasper for any closing remarks.

Bill Walljasper—Casey’s General Stores—CFO

I’d like to thank everyone for joining us this morning. And as a reminder, same-store sales for August will be released September 15th. Thanks for joining us, and have a good morning.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

FINAL TRANSCRIPT

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2009 Thomson Reuters. All Rights Reserved.